UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017 (March 28, 2017)

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1831 Lefthand Circle, Suite C, Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 340-4949

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2017 the registrant’s Board of Directors elected Dr. Frederick J. Leonberger, age 69, to the registrant’s Board of Directors to fill the vacancy created by Andrew Ashton’s resignation. Dr. Leonberger’s term as a member of the registrant’s Board of Directors will begin on April 1, 2017 and will continue until the next annual stockholder’s meeting or until his successor is duly appointed. Dr. Leonberger has also been named to the registrant’s Operations Committee, effective April 1, 2017. There are no arrangements or understandings between Dr. Leonberger and any other persons pursuant to which he was appointed as a member of the registrant’s Board of Directors.

In exchange for serving on the registrant’s Board of Directors, pursuant to a written Director Agreement dated April 1, 2017, Dr. Leonberger received an option to purchase up to two hundred thousand (200,000) shares of common stock of the registrant at the exercise price of $0.73 per share.  The options vest as follows: (i) fifty thousand (50,000) options vest on April 1, 2017; and (ii) the remaining options shall vest in three (3) equal annual installments of fifty thousand (50,000) options per year commencing on the 1st day of each one year anniversary of the initial vesting date. All of the options expire on March 27, 2027. Additionally, in exchange for serving on the registrant’s Operations Committee, pursuant to a Statement of Operations Committee Work, Dr. Leonberger will receive a monthly cash retainer of $9,000 per month, plus a commission equal to 3% of the value of any non-security, business investment transaction that the registrant directly receives by a party that was introduced to the registrant by Dr. Leonberger and/or whereby Dr. Leonberger was instrumental in procuring the transaction. The description of Dr. Leonberger’s Director Agreement and Statement of Operations Committee Work is not complete, and are qualified in their entirety by reference to the Director Agreement and Statement of Operations Committee Work attached hereto as Exhibits 10.1 and 10.2, which are incorporated by reference herein.

Since 2010, Dr. Leonberger has served as the Principal of EOvation Advisors LLC, a private technology and business advisory firm and presently serves as a board member for various private photonics companies. Dr. Leonberger is a widely known technologist and industry leader in the field of photonics and fiber optics. For nearly 40 years he has been a leading contributor to the development of a variety of important optical devices, company leadership, product and business strategy, and commercialization. The integrated optical modulator technology he and his colleagues pioneered has been used pervasively for over 20 years to encode data at multi-Gb/s rates in long-haul fiber optic networks (the Internet "superhighways"). He previously served as senior vice president and chief technology officer of JDS Uniphase Corporation (JDSU, now Lumentum), a leading optical components company, from 1995 until his retirement in 2003, where he played a lead role in technology strategy, mergers and acquisitions and intellectual property activities. Prior to JDSU, he was co-founder and general manager of United Technologies Photonics (UTP), a high-speed optical modulator company, and held research management positions at United Technologies Research Center (UTRC) and MIT Lincoln Laboratory. He is a member of the National Academy of Engineering and the recipient of several industry awards.

Dr. Leonberger, through EOvation Advisors LLC, has served as a senior advisor to Lightwave Logic since December 2011, with emphasis on modulator/technology development. During the past 12 months, the registrant paid EOvation Advisors LLC approximately $212,693 in consulting compensation.

Item 9.01

Financial Statements and Exhibits

(d)

 Exhibits:

Exhibit No.	Description

10.1	Director Agreement – Frederick J. Leonberger
10.2	Statement of Operations Committee Work - Frederick J. Leonberger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTWAVE LOGIC, INC.

By:	/s/ James S. Marcelli
Name:	James S. Marcelli
Title:	President

Dated: April 3, 2017